Exhibit (10)(61)

FORM OF
CAUSE MARKETING ENDORSEMENT PARTNERSHIP AGREEMENT # P3PPTTF.62911

This Agreement is entered into as of this 13th day of October, 2011 by and between Attitude Drinks Incorporated (hereinafter “Company”) with a principal place of business at 10415 Riverside Drive, Suite 101, Palm Beach Gardens, FL 33410 and Paul Pierce (hereinafter “Athlete”) as well as his Charitable Foundation – The Truth Fund (hereinafter “Foundation”) with a principal place of business at 445 Bush Street, 5th Floor, San Francisco, CA 94108.

Whereas, Athlete is a highly skilled, well known professional basketball player.

Whereas, Foundation is a registerd 501(c)3 charitable organization.

Whereas, Company desires to form a Partnership with Athlete and Foundation for a Cause Marketing Endorsement (hereinafter “Campaign”) to promote Company’s new product, Phase III Recovery Drink (hereinafter “Product”).

Now therefore, in consideration of their mutual promises and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereby agree as follows:

1.	TERM
a.	The Term of the Partnership shall begin upon execution of this Agreement and continue in full force and affect for a period of Twelve (12) months.

2.	ATHLETE & FOUNDATION DUTIES THROUGHOUT THE TERM
a.	Athlete & Foundation agree to allow Company the use of its approved name, approved likeness and approved logos during the Term.
b.	Athlete agrees to make One (1), Two (2) hour appearance to promote the Product & Campaign.
i.	The sole appearance shall be on a date, time and location to be determined by mutual agreement and availability of the parties.
ii.	During the appearance, Athlete shall sign a limited number of autographs and take photographs with consumers in attendance.
iii.	Athlete shall not be required to sign any items that he finds, within his sole discretion, to be inappropriate or offensive or in conflict with any memorabilia deals Athlete currently has in place.
iv.	All items to be signed shall be provided by Company or patrons at no cost to Athlete whatsoever.
c.	Campaign Production: Athlete agrees to voice over a radio commercial in Boston and conduct a photo shoot at a nearby studio.
i.	Production shall be on a date, time and location determined by mutual agreement and availability of the parties.
ii.	Production, including the voice over and photo shoot shall be no longer then Two (2) hours total (excluding travel) from Athlete’s arrival at studio.
d.	Athlete agrees to conduct One (1) Five (5) minute radio interview to announce/launch the Campaign.
i.	Interview shall be on a date and time convenient for Athlete and based upon availability of radio station.
e.	Athlete & Foundation agree to post written announcements of the Partnership with Company on the appropriate social media websites (i.e. Twitter and Facebook).
i.	Messaging shall be consistent with Company’s marketing strategy.
ii.	Athlete and Foundation will always be in control of their social media websites and have final approval of all posts.
f.	Athlete & Foundation agree to recognize the Product and Partnership on Athlete’s and Foundation’s websites and during Foundation events.
g.	Athlete & Foundation agree not to enter into any other partnerships that are in direct competition with the Company’s milk based Product.

i.
This does not preclude Athlete and/or Foundation from entering into agreements with other products including but not limited to any food products, sports drinks,  juice drinks, energy drinks, water or soda.

3.	CONSIDERATION
a.	In full consideration for rights granted and the services to be performed, Company agrees to the following Considerations:
i.	Company agrees to compensate Athlete with Ninety Thousand ($90,000.00) U.S. Dollars worth of Attitude Drinks Incorporated (ATTD) stock.
1.	Stock shall be valued at Two Cents ($0.02) per share for a total of Four Million Five Hundred Thousand (4,500,000) shares.
2.	Stock shall be issued to Athlete immediately upon execution of this Agreemnt.
ii.	Company agrees to compensate Foundation a total of Sixty Thousand ($60,000.00) U.S. Dollars.
1.	Compensation to be paid in Four (4) quarterly payments of Fifteen Thousand ($15,000) U.S. Dollars due on October 15, 2011, March 5, 2012, June 5, 2012 and September 5, 2012.
iii.	Company agrees to donate a portion of Product sales from distributor locations to the Foundation throughout the Term.
iv.	Company agrees to arrange for Point of Sale Donations to be made by consumers at distributor locations to benefit the Foundation.
v.	Company agrees to purchase media promotional packages from Radio stations in the Boston/New England area to promote the Foundation and Campaign.
vi.	Company agrees to provide Athlete with Five (5) cases of Product per month.
1.	Athlete to provide delivery location.
vii.	Company agrees to provide Foundation with additional Product for Foundation events as requested.
b.
All payments to Foundation, excluding the Compensation, but including Product Sales Proceeds, as well as Point of Sale Donations shall be paid at the closing of each three (3) month period from the date of execution of this agreement for a total of four (4) payments.

1.	All compensation shall be paid via bank check made payable to The Truth Fund (EIN # 01-0700 751) and mailed to The Truth Fund, 445 Bush Street, 5th Floor, San Francisco, CA 94108.

4.	OPTIONAL APPEARANCES
a.	Company reserves the right to request additional appearances by Athlete to promote the Product and Athlete can accept or decline in his sole discretion.
i.	If Company requests any additional appearances, both parties must mutually agree upon a date, time and location.
ii.	Additional appearances shall be no longer than Ninety (90) minutes in length.
iii.	Compensation for each additional appearance shall be Fifteen Thousand ($15,000.00) U.S. Dollars.
1.	Athlete reserves the right to determine if said additional compensation shall be paid to himself or to the Foundation.

5.	TRAVEL
a.	Company shall provide Athlete with first-class ground transportation to/from any Appearances and Campaign Prodcution locations if requested.

6.	SPECIAL RIGHT OF TERMINATION BY ATHLETE AND/OR FOUNDATION
a.	Athlete and/or Foundation shall have the right to terminate this Agreement upon written notice. Company shall have Fifteen (15) days cure in the event of the occurrence of either of the following:
i.	If Company is adjudicated as insolvent or declares bankruptcy.
ii.	If Company fails to compensate Athlete and/or Foundation of any of the sums due pursuant to this Agreement.

7.	SPECIAL RIGHT OF TERMINATION BY COMPANY
a.	Company shall have the right to terminate this Agreement with no prior notice in the event of the occurance of either of the following:

i.	Should Athlete or Foundation engages in any intentionally offensive or distasteful remarks or conduct which substantially reflects unfavorably upon Company.
ii.	If Athlete is no longer associated with the Boston Celtics for reasons other than retirement or trade.

8.	UNFORESEEN CIRCUMSTANCES
In the event of unforeseen circumstances beyond Athlete’s or Foundation’s control, including but not limited to, being traded to another professional team, documented illness and/or hospitalization of himself or his family, professional commitment to the Boston Celtics (for example: game/practice rescheduling, game/practice time change, length of game, etc.), or Athletes’ employer exercises its right to prohibit Athlete(s) from appearing, Athlete and/or his representative reserve(s) the right to cancel the Appearance(s) and/or Campaign Production the Parties mutually agree to hold Appearance(s) and/or Campaign Production on another date, according to the same terms already stated herein.

9.	PROMOTION AND ADVERTISING
a.
Company shall have the right to promote and publicize the Partnership and Appearance(s) to the general public.  Athlete and Foundation grants Company the non-exclusive right to use his name and/or photograph to advertise the Partnership/Campaign and Appearance(s) and the right to distribute the items for free that are signed during the Appearance(s).

b.
Company understands and agrees that Athlete’s and Foundation’s name, photograph and/or logos shall not be used for any promotional or advertising purposes following the completion or termination of this Agreement without obtaining the prior written approval of Athlete and/or Foundation.

10.	LEAGUE AND TEAM RIGHTS
a.
Company understands and agrees that Athlete and Foundation does not have the right and do not grant any rights to the use of any photographs, names, logos, trademarks, and/or service marks owned by the National Basketball Association, and/or the Boston Celtics organization.  Company agrees and acknowledges that it must obtain prior approval from, and is responsible for any payments to, the appropriate rights’ holder(s) for the use of any such photos, marks or insignias.

11.	INDEMNIFICATION
a.
Each party agrees to indemnify and hold harmless the other party, and/or its affiliated companies and their representatives and agents from and against all losses, costs, claims, damages, suits, actions, or other proceedings, including reasonable attorney’s fees, of third parties (collectively, “Claims”) arising out of or related to the following:

i.	Designated interviews and/or appearance(s)
ii.	Any breach of any provision of this Agreement, other than those actions resulting from the indemnified party’s own negligence or willful misconduct.

12.	INDEPENDENT CONTRACTOR
a.
In performing services under this Agreement, Athlete and Foundation shall be deemed an independent contractor and shall not be an agent or employee of Company. Athlete and Foundation shall not have actual or implied authority to act on behalf of or bind Company.  As an independent contractor, Athlete and Foundation will be solely responsible for determining the means and methods for performing the services hereunder.  Athlete and Foundation agree to perform the services with that standard of professional care, skill and diligence normally provided in the performance of similar services.  It is understood that during the performance of services hereunder, Athlete and Foundation, as an independent contractor, will not be eligible for benefits affored employees of Company, including but not limited to, worker’s compensation benefits.  Athlete and Foundation agree that they are responsible to pay all applicable taxes on all compensation paid to Athlete and Foundation by Company.

13.	ENTIRE AGREEMENT:
a.
This Agreement contains the entire agreement and understanding of Company and Athlete/Foundation with respect to the subject matter herein. The Agreement cannot be modified or amended except in a writing signed by all parties hereto.

14.	COUNTERPARTS
a.
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered by confirmed electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

15.	SEVERABILITY:
a.
Every provision of this Agreement is severable.  If any term or provision is held to be illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the validity of the remainder of this Agreement or any other provision.

16.	APPLICABLE LAW:
a.
This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the citizenship or domicile of any of the parties hereto.  In the event a dispute arises under this agreement which despite good faith efforts of both parties cannot be resolved, such dispute shall be submitted to binding arbitration and resolved by a single arbitrator located in the Commonwealth of Massachusetts in accordance with the rules of the American Arbitration Association that are then in effect.  The award or decision rendered by the arbitrator shall be final, binding, and conclusive and judgment may be entered upon such award by any court within the Commonwealth.

17.	TERMS OF AGREEMENT CONFIDENTIAL:
a.
It is hereby agreed that the specific terms and conditions of this Agreement including, but not limited to, the financial terms, are strictly confidential and shall not be divulged to any third parties without the prior written consent of both Company and Athlete/Foundation, unless otherwise required by law.

AGREED AND ACCEPTED:

Paul Pierce:

   /s/ Paul Pierce                     10/19/11
Paul Pierce	Date

The Truth Fund:

/s/ Paul Pierce                     10/19/11
Paul Pierce	Date

Attitude Drinks Incorporated:

 /s/ Roy Warren                         10/14/11

Roy Warren - CEO	Date